Exhibit 23.4
WestLand Engineering & Environmental Services, Inc.
6491 Longley Lane, Suite 5
Reno, NV 89511

CONSENT OF THIRD-PARTY QUALIFIED PERSON

WestLand Engineering & Environmental Services, Inc., in connection with the filing of the Hycroft Mining Holding Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 2025 (“Form 10-K”), consent to:

•the filing and use of the technical report summary titled “Hycroft Technical Report Summary and Initial Assessment” (the “2026 Hycroft TRS”), with an effective date of January 21, 2026, as an exhibit to and referenced in the Form 10-K;

•the use of and references to our name, including our status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the Securities and Exchange Commission), in connection with the Form 10-K and the 2026 Hycroft TRS; and

•the information derived, summarized, quoted or referenced from the 2026 Hycroft TRS, or portions thereof, that was prepared by us, that we supervised the preparation of and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K.

WestLand Resources also consents to the incorporation by reference in Hycroft Mining Holding Corporation’s registration statements on Form S-8 (Nos. 333-249620, 333-265434, and 333-292803)) of the above items as included in the Form 10-K.

WestLand Engineering & Environmental Services, Inc. is responsible for authoring, and this consent pertains to, the following sections of the 2026 Hycroft TRS: section 3.8.

March 3, 2026

/s/Richard F. DeLong
Signature of Authorized Person for
WestLand Engineering & Environmental Services, Inc.

Richard F. DeLong
Print name of Authorized Person for
WestLand Engineering & Environmental Services, Inc.
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